Exhibit 99.2

ATI Reaches Mill Products and Forgings Long-Term Agreements

PITTSBURGH--(BUSINESS WIRE)--October 20, 2014--Allegheny Technologies Incorporated (NYSE: ATI) today announced that it has extended and expanded its long-term supply agreements (LTA) for mill products and closed-die forgings with a major jet engine OEM. One new LTA covers a wide range of Premium-Quality titanium-based alloy and nickel-based superalloy mill products. The other LTA covers closed-die forgings, including parts made using advanced iso-thermal and hot-die forging processes. The agreements begin in 2015 and continue into the next decade.

“We are pleased to extend and expand these strategic supply agreements,” said Rich Harshman, Chairman, President and Chief Executive Officer. “The new agreements enhance and solidify our long-term strategic relationship and recognize our integrated capabilities from raw materials (titanium sponge) through mill products to machined forgings for the most innovative next-generation jet engines, as well as for legacy engines.

“Through the expanded and extended agreements announced today, as well as our existing agreements for differentiated alloys, ATI has secured a substantial position on next-generation and legacy single-aisle jet engine programs. We believe these agreements enhance our position as a leading integrated supplier of specialty materials mill products. In addition, the forged parts agreement significantly increases ATI’s content and growth trajectory for our forgings on the leading single-aisle and business jet engine programs.

“These new agreements coupled with existing agreements demonstrate ATI’s ability to meet the jet engine market’s demand for innovative products through our recent investments in differentiated new alloys and our enabling manufacturing capabilities for mill products and closed-die forgings.”

ATI previously announced long-term supply agreements for two innovative and differentiated nickel-based alloys, Rene 65 alloy and ATI 718®Plus alloy.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in our filings with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Building the World’s Best Specialty Materials Company™

Allegheny Technologies Incorporated is one of the largest and most diversified specialty materials and components producers in the world with revenues of approximately $4.0 billion for the twelve months ending June 30, 2014. ATI has approximately 9,600 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty materials solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, and construction and mining. The ATI website is www.ATImetals.com.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004